EXHIBIT 10.6

                        1996 DECLARATION OF AMENDMENT TO
                  1986 SENIOR MANAGEMENT STOCK OPTION PLAN OF
                           FIRST WACHOVIA CORPORATION


         THIS DECLARATION OF AMENDMENT, made this 25th day of October, 1996, by WACHOVIA CORPORATION (the "Company"), to the 1986 Senior Management Stock Option Plan of First Wachovia Corporation (the "Plan");

                                R E C I T A L S:

         It is deemed advisable to amend the Plan in order for transactions made pursuant to the Plan to comply with the terms of Rule 16b-3, adopted pursuant to
Section 16 of the Securities Exchange Act of 1934, as amended, and to remove certain plan restrictions which are no longer required by Rule 16b-3.

         NOW, THEREFORE, IT IS DECLARED that, effective as of October 25th, 1996, the Plan shall be amended as follows:

         1. By deleting Paragraph 2(a) of the Plan and inserting the following in lieu thereof:

                  "The Plan shall be administered by the Management Resources and Compensation Committee (the 'Committee') of the Board of Directors of the Corporation (the 'Board'). Each member of the Committee shall be a 'non-employee director,' as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), or any successor rule. The Committee shall be comprised of no fewer than the minimum number of non-employee directors as may be required by Rule 16b-3."

         2. By deleting Paragraph 7(b) of the Plan and inserting the following in lieu thereof:

                  "An Option may be exercised by giving written notice of at least ten days to the Committee at such place as the Committee shall direct. Such notice shall specify the number of shares to be purchased pursuant to an option and the aggregate purchase price to be paid therefor, and shall be accompanied by the payment of such purchase price. Such payment shall be in the form of (i) cash; (ii) shares owned by the optionee at the time of exercise; (iii) funds borrowed from the Corporation or a related corporation or delivery at the time of exercise of a promissory note, subject to the provisions of Paragraph 10; or (iv) any combination of the foregoing. Shares tendered in payment on the exercise of an option shall be valued at their fair market value on the


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                  date of  exercise,  which shall be the  price  per share of the last sale of shares on the New York Stock Exchange on the last trading day prior to the date of exercise of the option; or, in the absence of such sale, the fair market value as determined in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations or in any other manner consistent with the Code and accompanying regulations."

         3. By deleting the first sentence of Paragraph 10 and inserting the following in lieu thereof:

                  "An optionee may pay for shares received on the exercise of an option with funds borrowed by the optionee from the Corporation or a related corporation or by delivery of a promissory note for all or part of the purchase price."


         IN WITNESS WHEREOF, this Declaration of Amendment is executed on behalf of Wachovia Corporation as the day and year first above written.



                                                WACHOVIA CORPORATION


                                                By:_____________________________
                                                      Chief Executive Officer

ATTEST:


___________________________
         Secretary

      [Corporate Seal]

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